Exhibit 10.22

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”) is made and entered into as of the 24th day of September, 2007, by and among The Laclede Group, Inc., a Missouri corporation (“Laclede”), its wholly-owned subsidiary, SM&P Utility Resources, Inc., an Indiana corporation (“SM&P”) and Robert E. Shively (“Employee”).

WITNESSETH THAT:

WHEREAS, Laclede and SM&P (collectively, the “Company”) desire to explore the possible sale of SM&P (“Transaction”);

WHEREAS, Employee is employed by SM&P and possesses skills and experience which the Company believes are of substantial value and importance to the success of the current operations of SM&P;

WHEREAS, the Company believes that the skill and experience of Employee are also of substantial value and importance to the sale process and to potential buyers of SM&P in the Transaction (“Buyers” or “Buyer”);

WHEREAS, the sale process may require additional time and effort on the part of the Employee;

WHEREAS, the Company desires that Employee remain actively employed with SM&P through the day of closing of the Transaction as the term “Closing” is defined in any agreement evidencing the Transaction (“Closing”) and for at least a limited period of time following the Closing; and

WHEREAS, Employee desires to render services to SM&P on the terms hereinafter set forth through the period indicated;

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter set forth, it is covenanted and agreed as follows:

1.           Retention Payment. Subject to the terms and conditions hereof, Company will pay Employee a retention payment (“Retention Payment”) in the amount specified on Exhibit A.  Such payment shall be subject to applicable payroll tax withholding requirements.

(a)	First Payment. Company will pay one-half of the Retention Payment to Employee promptly following the day of Closing, provided the Employee has not breached any provision of this Agreement.

(b)
Second Payment.  Promptly following the thirtieth (30th) day after Closing, Employee shall deliver a letter to Laclede in the form attached to this Agreement as Exhibit B certifying that the Employee has not breached any provision of this Agreement following Closing.  Upon receipt of Employee’s letter, and provided the Employee has not breached any provision of this Agreement prior to Closing, Company will pay promptly the remaining one-half of the Retention Payment to Employee.

(c)
Resignation/Termination. If, prior to Closing, Employee either (i) resigns without good reason or (ii) is terminated for cause, Employee shall forfeit all rights to the Retention Payment.  If, after Closing and through the thirtieth (30th) day following Closing, Employee either (i) resigns without good reason or (ii) is terminated for cause, Employee shall forfeit all rights to the second half of the Retention Payment.

(1)
The phrase “good reason” shall mean: (i) a change in the reporting location of greater than fifty (50) miles from where Employee is currently performing his or her job duties; or (ii) a reduction in the base salary, position, level of responsibilities, or conditions of the job which Employee currently performs.

(2)
The phrase “for cause” shall mean: (i) gross neglect of any of Employee’s duties; (ii) willful violation of any of the Company’s policies, standards or practices; (iii) fraud, dishonesty, or any other act of negligent, reckless or willful misconduct; and (iv) breach of any provision of this Agreement.

(3)
For purposes of this section, if Employee is terminated for reasons other than for cause and otherwise has complied with all of the terms of this Agreement, then Employee will be entitled to receive the Retention Payment.

(d)
Stock Awards.   Employee has previously been awarded shares of Performance Contingent Restricted Stock under Laclede’s Equity Incentive Plan (“Plan”).  Employee acknowledges that the terms of the Plan and such awards provide that (i) Employee will forfeit and otherwise lose all rights to such shares of restricted stock as a result of no longer being employed by a Laclede affiliate, and (ii) Laclede will have no obligation or liability to Employee under such Plan or such awards following Closing.

2.           Performance Contingent Payment.  Subject to the terms and conditions hereof, provided that each of the conditions listed in Section 2(a) below is met in the sole discretion of Laclede, and Employee has not breached any provision of this Agreement prior to Closing, Company will pay Employee a performance contingent payment (“Performance Payment”) in the amount specified on Exhibit A.  Such payment shall be subject to applicable payroll tax withholding requirements.

(a)           Conditions.

(1)
Earnings.  Company meets or exceeds its financial targets for those portions of fiscal 2007 and fiscal 2008 that occur within the term of this Agreement.  For purposes of this section, the phrase “financial targets” shall mean the rolling estimate for earnings for fiscal 2007 and the targets for earnings for fiscal 2008 provided by Company to Laclede at its August 2007 Strategic Workshop.

(2)	Customers. Company retains all of its significant customers on terms and pricing substantially similar to the terms and pricing effective for each such customer on the date of this Agreement.

(b)
Payment of Performance Payment.  Subject to Sections 2(b)(1) and 2(b)(2) below, if Company determines that Employee is entitled to the Performance Payment, Company will pay Employee the Performance Payment, if applicable, on the Second Payment Date.

(1)
If on or before the thirtieth (30th) day following Closing, Employee either (i) resigns without good reason or (ii) is terminated for cause, Employee shall forfeit all rights to the Performance Payment.

(2)	If Employee is terminated for reasons other than for cause and otherwise has complied with all of the terms of this Agreement, then Employee will be entitled to receive the Performance Payment.

3.           Employee Covenants.  Employee covenants and agrees as follows:

(a)
Through the thirtieth (30th) day following Closing, Employee will use his or her best efforts to perform the responsibilities of his or her current position, and to maintain and grow the value of SM&P and its business.

(b)
Until Closing, Employee will use his or her best efforts to facilitate the Transaction, including without limitation the following, as requested by Company, (i) being available when and where reasonably necessary for due diligence purposes or otherwise, (ii) collection of due diligence information, (iii) preparation of analyses of SM&P and its business, (iv) timely review and accurate verification of proposed representations and warranties, (v) being positive and supportive of the Transaction to employees, customers and potential buyers, and (vi) communicating directly or indirectly with any potential Buyer or its representatives only through, or in the presence of, a Laclede representative designated by Laclede for such purpose, or with the express authorization of an officer of Laclede.

(c)	From the date of Closing through the thirtieth (30th) day following Closing, Employee will use his or her best efforts to aid the Buyer in the transition of ownership from Laclede to Buyer.

(d)
Until the earlier of (i)  thirty (30) days following Closing, or (ii) termination pursuant to Section 4 of this Agreement, Employee will not disclose to anyone, including without limitation, customers, employees, competitors, media and potential Buyers, the existence of the pending Transaction, the agreements, terms, conditions, negotiation or status thereof, the existence, terms or conditions of this Agreement or any other confidential information of the Company, including without limitation, pricing, strategic plans, customer information, marketing strategies or similar core information, except as expressly authorized by the Company.   This provision shall not apply to confidential information that becomes generally available to the public other than as a result of a disclosure by Employee.  Further, nothing in this provision will preclude Employee from consulting with his or her personal attorney for legal advice regarding the terms and conditions of this Agreement.

(e)
Employee acknowledges that nothing in this Agreement supersedes or amends in any way any confidentiality obligation that Employee owes to SM&P, including without limitation, any obligations existing pursuant to the Employee Confidentiality Agreement between SM&P and Employee.

(f)	Employee will not, directly or indirectly, perform any of the following for a period extending until thirty (30) days after the earlier of (i) Closing, or (ii) termination of this Agreement:

(1)	solicit or hire or assist anyone else to solicit or hire any employee of SM&P, or seek to persuade or assist anyone else to persuade any such employee to discontinue employment with SM&P; or

(2)
participate in, engage in, assist in, consult with, serve as an employee of or partner in, encourage or provide financial resources to any activity which competes with SM&P in any territories in which SM&P has conducted business, including without limitation solicitation of customers of SM&P for a competitor of SM&P.   In the event that Employee has forfeited his or her rights to the Retention Payment pursuant to Section 1(c) of this Agreement for reasons other than due to a breach of this Agreement, then this Section 3(f)(2) shall no longer apply and will not have force and effect subsequent to Employee’s employment with SM&P.

4.           Term.   This Agreement is effective as of the date first written above and will terminate automatically and without notice on June 30, 2008 (“Termination Date”), unless unilaterally extended by Laclede, and all the obligations set forth in this Agreement shall terminate and be of no further force and effect; provided that termination of this Agreement will not terminate liability for any breaches prior to the Termination Date.  It is expressly understood and agreed that if this Agreement terminates without a sale of SM&P, or if Laclede decides not to sell SM&P, Employee will be placed in the same employment position he or she would have been had no sale process taken place.  If prior to June 30, 2008 the Company has entered into a definitive agreement for the Transaction, then the Termination Date shall be extended (i) until thirty (30) days following the Closing or (ii) until such definitive agreement is terminated without Closing.

5.           Arbitration.  Employee agrees that any dispute between Employee and the Company arising out of this Agreement will be resolved through arbitration.  Any party may demand arbitration by providing notice to the other parties.  The parties shall agree upon an arbitrator, who shall be registered and in good standing with an arbitration association, or, if they cannot agree within 20 days of demand, the demanding party shall request the American Arbitration Association or National Arbitration Forum provide an arbitrator.  Any arbitrator shall apply substantive law consistent with the Federal Arbitration Act, 9 U.S.C. Sections 1 -16.  Each party shall bear their own expenses resulting from the arbitration, and shall split the joint costs of such arbitration proceeding fifty percent between Employee, on the one hand, and Company, on the other.  The foregoing does not preclude Laclede from seeking injunctive or other relief from a court of law or equity to enjoin any breach by Employee and pursuing consequential damages for any such breach in the same forum.  Any arbitration or litigation shall be held in St. Louis County, Missouri.

6.           Miscellaneous.This Agreement is not an agreement of employment and does not in any way impact Employee’s status as an at-will employee. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.  Captions in this Agreement are for reference purposes only.  Any notice to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

TO COMPANY:
The Laclede Group, Inc.
720 Olive Street
St. Louis, MO 63101
Attn: Mark C. Darrell, General Counsel

and to Employee at his or her address as it appears on the payroll records of SM&P, or to such other address as may have been furnished by any party to the other parties by written notice.

7.           Severability.   If any provision of this Agreement shall for any reason be held excessively broad or unreasonable as to time, matter or interest to be protected, the court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent allowed by law.  The covenants and agreements contained in this Agreement are separate and severable, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

THE LACLEDE GROUP, INC.

By: /s/ Douglas H. Yaeger
Douglas H. Yaeger
Chairman, President and CEO

SM&P UTILITY RESOURCES, INC.

By: /s/ Douglas H. Yaeger
Douglas H. Yaeger
Chief Executive Officer

EMPLOYEE

/s/ Robert E. Shively
Robert E. Shively

Exhibit A
Retention Payment

Retention Payment Amount = $285,000

Performance Payment Amount = $57,000

Exhibit B
Sample Form Certification Letter

Mark C. Darrell
General Counsel
The Laclede Group, Inc.
720 Olive Street, Suite 1504
Saint Louis, Missouri 63101

Re:           Employee Certification in Accordance with Retention Agreement

Dear Mark:

In accordance with Section 1(b) of the September __, 2007 Retention Agreement with The Laclede Group, Inc. and SM&P Utility Resources, Inc. (“Retention Agreement”), I hereby certify that since the Closing of the Transaction as defined in the Retention Agreement, I have not breached any of the terms of the Retention Agreement.

Sincerely,

______________________________
Employee